Exhibit 99.2

February 28, 2013

To Our Shareholders, Associates and Members:

I am addressing you today not only as your Chairman, but also as your Chief Executive Officer. As you know, we announced in January that Lou D'Ambrosio, our CEO for the past two years, was stepping down due to family health matters. I want to thank Lou for his service to Sears Holdings and wish the best to him and his family. Our Board of Directors asked me to step into the CEO role in order to sharpen our strategy, to continue the momentum of our transformation, and to accelerate the progress we have made. I greatly appreciate their trust.

I am proud of our associates for the resilience they showed over the past year. We entered 2012 prepared to answer questions some had about the future of our company. After reporting poor results for 2011, culminating in a very poor fourth quarter, we declared that we would take significant actions in 2012 to restore confidence in and financial stability to the company, while, at the same time, remaining focused on transforming Sears Holdings and creating long-term value for our shareholders.

2012 IN REVIEW

We completed the separation of Sears Hometown and Outlet Stores, Inc. in October, raising $446.5 million for Sears Holdings. This transaction allowed those shareholders who exercised their rights and continue to hold stock in the separated business to share in the results of that business. Those who sold their rights or related shares were able to realize value without reducing their stake in Sears Holdings. Separating the management of these businesses from Sears Holdings allows them to pursue their own strategic opportunities in a more focused manner and brings our Business Unit structure to life outside of the Sears Holdings portfolio.

We distributed nearly half of our ownership in Sears Canada in 2012, while retaining 51% ownership of the outstanding shares. The performance of Sears Canada continued to be disappointing in 2012, significantly below what we believe the potential is for that business. With increased competition in Canada we know that we have to accelerate the pace of improvement as well as be aware of other potential means of creating value from our interest in this business.

Our Sears and Kmart Apparel businesses both improved in 2012, helped by declining cotton prices, improved assortments and better inventory management. Both Sears and Kmart Apparel are significant users of our store real estate, and improving the productivity of each business is essential to our goal of using our company's assets effectively.

Last month, we announced that we would be developing two new apparel lines in a collaboration between SHOP YOUR WAY, our social commerce platform, and our Kmart format. We have a long heritage of building celebrity brands, both at Sears and Kmart. We chose to partner with Nicki Minaj (shopyourway.com/nickiminaj) and Adam Levine (shopyourway.com/adamlevine) for this collaboration because of their creativity, their global appeal and their strong interest in developing their clothing brands in a unique and innovative manner.

We managed our inventory much more effectively in 2012. Our peak inventory and average inventory balances were significantly below prior years, allowing us to demonstrate more financial flexibility and a margin of safety to our vendors. We expect to make further progress in 2013, and have a number of work streams designed to improve our productivity and lower our financial risk. Adapting our supply chain to buy what Members want, when they want it, rather than accumulating inventory which depends upon promotional pricing to sell, is key to the Membership model I will discuss later.

We also contributed more than $500 million to our domestic pension plan in 2012, with a voluntary $203 million contribution allowing us to offer lump sum elections to approximately 86,000 eligible pension plan participants with pension benefits of roughly $2 billion in aggregate. This allowed a significant number of our pension participants to elect a one-time payment instead of a multi-year payment, and reduced the number of go-forward pension plan participants by about one-third. Our legacy pension plan funding obligation remains a drag on our financial flexibility.

Finally, we demonstrated that the operating performance of the company, while still significantly below what it should be, was not on a continued downward trajectory. We have managed our fixed expenses closely and have continued to close stores that are unable to produce acceptable financial results. As we have said before, almost all of our store closings are cash flow positive as we convert net inventory (gross inventory less payables) into cash, receive proceeds from select real estate transactions and relieve ourselves of lease obligations. I will address store closings later in the letter. Our asset base and financial foundation remain strong.

SHOP YOUR WAY REWARDS

Sears Holdings is becoming a Membership company. Members of our SHOP YOUR WAY Rewards program have recently exceeded 60% of our transactions and sales. Members buy more, spend more and visit us more often. It starts with us. All of our associates should be engaged Members, and we invite all of our customers and shareholders to join our SHOP YOUR WAY Member community at shopyourway.com.

SHOP YOUR WAY is more than just a typical loyalty program. It is a comprehensive platform that transforms customer transactions into relationships and allows us to know our Members better and to serve them better as well. It includes the rewards program, our shopyourway.com social shopping platform, our SHOP YOUR WAY Max free shipping platform and a variety of other applications and components. Collectively, these elements change the way we do business both inside and outside the company.

In 2012, we continued to build SHOP YOUR WAY into a social and engaging platform that enables our Members to enjoy their shopping experience in store with their friends and family and also online at shopyourway.com. This social commerce platform learns from our Members' interactions to make their experiences more personalized and relevant. We're also building capabilities to enable our Members to directly communicate with associates via the Member Assist feature in the SHOP YOUR WAY mobile app.

We have created capabilities that make SHOP YOUR WAY Membership an even more rewarding experience. Members can participate in dozens of sweepstakes, where they can earn a chance to win points and great prizes. Since inception, Members have won millions of points, great products and experiences including Dream Kitchen Makeovers and trips to special concerts and destinations. In addition, we built a Member-only coupon experience where Members can find coupons, load them to their Membership account and redeem them in any channel they prefer. The experience is simple, hassle free and completely digital.

The transformation to a Membership company is not a quick one, and it is not inexpensive. Since launching SHOP YOUR WAY Rewards in late 2009, we have invested hundreds of millions of dollars in our technology platform, in our associates and in the rewards we have made available to our Members. We are deepening the engagement of our associates behind the program and the attitudes and values of a Membership company will pervade our culture.

When we started this journey three years ago, the number of Members, the capabilities of our company, the number of associates involved and the dollars invested were relatively small for a company of our size. It was easy for many to ignore. Now, as the platform has evolved, there is no part of our company that is not being significantly impacted by it.

INTEGRATED RETAIL

We are living in a hyper-connected world. Customers are looking for convenience and they are more networked than ever. They want to get what they want, when they want it and where they want it-on their own terms.

They are visiting stores to talk to expert associates and get advice, they are researching online, and they are making purchases and comparing products through their mobile devices. An integrated store, online and mobile experience is not a “nice to have” anymore. Companies that are not innovating and are not connected across their channels to provide a seamless experience are becoming less and less relevant to their customers.

To win the game, we have to change the game. We not only need to adapt, we need to lead and stay ahead of the curve. Our strategy to transform the company has remained consistent in the face of this change.

Our focus continues to be on our core customers, our Members, and finding ways to provide them value and convenience through Integrated Retail and our SHOP YOUR WAY Membership platform. We have invested significantly in our online ecommerce platforms, our Membership rewards program and the technology needed to support these initiatives.

In 2012, we rolled out tablets and mobile devices to Sears stores across the country. The tablets are equipped to help our store associates provide a better overall shopping experience for our Members. Our associates can use tablets to look at product specifications, compare products side-by-side and search for inventory if it isn't readily available at the store. More information about products, inventory, pricing and reviews, is now available at their fingertips, which means Members can have more confidence in their product selection.

Recently we introduced mobile checkout at many Sears stores, which speeds up the checkout process for Members. When Members are ready to buy, our associates can use a credit or debit card to complete check out on the tablet without having to go to a register, and then email our Member a digital receipt. It provides a complete end-to-end digital experience.

In addition to our efforts to leverage technology in our stores, we continue to broaden the assortment online so our Members now have access to more than 60 million items in the Sears Marketplace on Sears.com and shopyourway.com via the web, their mobile device or our in-store terminals and tablets.

We also have designed other experiences that provide seamless and convenient integrated experiences for our Members. Building on our Buy Online Pick Up In Store and Ready in 5 promise, we developed a Return/Exchange in 5 capability that allows Members to fill out the product return information online. Members simply drop off or exchange the item they want to return at our Merchandise Pick Up area within 5 minutes or less.

We built the capability for our Members to make layaway payments online and have the items from their layaway shipped directly to their homes when their contract has been completed. Integrating the experiences and the information that drive people's shopping decisions is at the heart of our transformation.

THE RETAIL INDUSTRY

The retail industry is complex and changing rapidly. But, it's not just retail. Many industries are going through a transformation driven by information technology-financial services, newspapers and magazines, books, music, movies, healthcare, you name it.

As anybody can now see from the events surrounding JCPenney, Best Buy, Toys “R” Us, Staples, Barnes & Noble and others, the retail landscape is fundamentally shifting. In our case, observers have mistakenly concluded that our issues were primarily related to underinvesting in our stores. This ignores the significant investment that the retailers cited above and many others have made in their stores without relieving themselves of what I believe are the more fundamental issues facing the retail industry today. If it were just about store investment, then Best Buy would be thriving after the demise of Circuit City, Barnes & Noble would be thriving after the demise of Borders and other retailers who made significant store investments would be thriving instead of struggling to chart a new course.

In reality, and as I have discussed in prior shareholder letters, the progression of the Internet and mobile technology is fundamentally reshaping many industries, with retail being one of the largest. Increased price transparency, better customer-level information and analytics, faster supply chains and the advent of social networking and social media are all contributing to making running a large retail organization more complex.

There has been a significant amount of turnover at the highest levels of retail leadership and it only seems to be increasing. Changes at the CEO or President level of Safeway, Toys “R” Us, Staples, JCPenney, Best Buy and others are signs that the talent needed to transform companies in the retail industry today and the persistence required to see transformations through are not easy to come by. I believe that we are seeing an enormous shift in the type of talent that will be running retail enterprises in the future, similar to the shift that Google brought to the advertising business and that quants brought to financial services. It isn't that the qualities required to be a successful executive in retail in the past are no longer valuable. Instead, additional skills are required to adapt to the speed, creativity, analytics and experiences that customers require in their shopping as new competitors emerge to excite and educate them, and to disrupt the status quo.

As this process plays out, I would expect to see significant levels of management turnover as companies try new ideas and new types of capabilities and organizational structures. I believe that Sears Holdings has been early in pursuing these ideas and that some of the turnover we have experienced is a product of this change. But if we don't change, and if our talent can't adapt to that change, we won't be successful. This is just as true for many others in our industry and other industries as well. We aim to make Sears Holdings a great place to work for those who are excited about learning and trying new things.

EMBRACING FEEDBACK

We are rebuilding Sears Holdings' culture with an acute focus on creating “wow” experiences for our Members and putting Members First. We will embrace feedback at every point where a Member comes in contact with the company. We know we do many things well. We are going to be proactive in reaching out to those who have great experiences with us and rewarding them for letting us know and for allowing us to publicize them.

Having said that, we realize that one bad experience has the potential to impact hundreds, if not thousands, of our Members. If we interact (not just transact) with Members one billion times per year and 99% of those interactions are good ones, that still leaves 10 million interactions that are disappointing. In almost any business, 99% positive against 1% negative would be an outstanding achievement. But, in today's world of social media, and given our size, 10 million negative interactions translate into 30,000 per day. That's just staggering. This makes us an easy target for those seeking negative things to publicize.

We want our reputation for providing great service back and we intend to earn it. Our associates are embracing the idea that we want to know who our Members are, that we want to serve them well and that we want to know how we're doing every day. This means that we will use technology and training to encourage and embrace feedback to improve and make it much more transparent to everyone, thereby increasing accountability at the store and associate level. We know we won't get everything right, but we expect to fix things when we do things wrong and get more things right day after day. Increasing transparency, both internally and externally, through digital tools can be very powerful. This letter includes suggestions from associates at all levels, which I solicited through our internal enterprise social network.

CREATING LONG-TERM VALUE

Sears Holdings generated the highest EBITDA in its history in 2006, six years ago. Since then, there have been several significant changes to our portfolio. We no longer own our Hometown and Outlet Stores business; our Sears Hardware stores were combined into the Hometown and Outlet Stores business; Orchard Supply Hardware is a separate company; our ownership interest in Sears Canada is at 51%; and The Great Indoors format no longer exists.

Since 2006, we have closed just over 300 Sears Full-line and Kmart stores, or 13% of the Sears Full-line and Kmart stores we operated at that time, with about half of these store closings coming in our last fiscal year. Obviously, this is disappointing to us because in most cases we were unable to take low performing stores and make them successful. However, there are several benefits that come with closing poorly performing stores.

First, we no longer suffer the operating losses of the money-losing stores. Second, in most cases, we are no longer penalized by the rating agencies for the lease expense (or obligation) associated with those stores. Third, we are usually able to generate significant cash from the net inventory invested in the stores, as the net inventory proceeds typically exceed the severance and closing costs. Fourth, we are able to realize the value of the real estate in situations where we own the stores or where the lease terms are attractive to third parties.

Now, let's look at the stores we have closed to see how much profit they contributed in 2006, our peak operating earnings year. While we have closed just over 300 domestic stores since 2006, we have retained most of the stores that contributed significantly to our profitability in that year. We calculate that the amount of EBITDA that the closed stores generated in 2006 was a little more than $100 million of the $3.2 billion in domestic Adjusted EBITDA that the company had in 2006. Through a combination of net inventory and real estate proceeds, we estimate that we have generated roughly $1 billion in value from these stores. While we closed these stores at different times over the past six years, if you combined their performance for the twelve months prior to the start of the process to close each store, they generated an EBITDA loss of over $50 million in aggregate.

While commentators have suggested that we have underinvested in our stores, the data shows that in most cases, stores that were losing money in 2006 or were marginally profitable did not improve over the past six years. Let's assume we had invested $3 million in each of these 300 stores in an attempt to resuscitate them. Had we done this, and had they not improved, we would have thrown $1 billion of good money after bad. Instead, we were able to receive almost $1 billion in proceeds, which is not a bad result given the circumstances.

As we have explained previously, we have invested selectively in our better performing stores without throwing good money after bad in our poor performing stores. Perhaps we would have been better off in hindsight simply closing the poor performing stores rather than trying to fix them, but we were able to preserve some jobs for many more years while we gave the associates and stores time to try to improve their performance.

CONCLUSION

As we look ahead into 2013, we will continue to transform into a Member-focused company with Integrated Retail playing a key role in helping deliver “wow” experiences to our Members. As a company, our mission is to serve, delight and engage our Members while they shop their way.

We will continue to focus our investment on innovation related to Integrated Retail and our Membership Program, so we can create deeper relationships with Members and continue to adapt in how we deliver information, products and services to them. We intend to leverage our strengths-our social and ecommerce online platforms, our stores and our knowledgeable associates, and our robust supply chain capabilities-to deliver a truly differentiated and integrated experience for our Members.

In our stores, we will continue to invest heavily in technology and will continue training our associates on how to use the technology to serve our Members better. We will deploy the latest technology to more stores so our associates are equipped with the tools to make shopping easier and more informed for our Members. One of the areas we will be working on is to make SHOP YOUR WAY a much bigger part of the store experience. This includes pricing for Members only and training for our associates, so they can explain the exclusive benefits to the Members and their friends and family.

On our online sites, we will be working to further increase the amount of products in our Marketplace, and we plan on doing it in partnership with our Members. They can add items from their favorite brands and retailers to shopyourway.com, so we can build an eco-system that promotes collaboration and engagement. We will also continue to improve our product assortments and continue to offer exceptional values of owned brands, trusted brands and exclusive offerings.

When you combine the capabilities of our stores with the broad assortment we have available online, it will help bring an endless aisle of products from our Marketplace to our Members and start to blur the four walls of our stores. If our Members can't find the items they need in a store, they can order through the terminals or tablets in store and have them delivered to their homes. We will leverage our supply chain capabilities to find the inventory across all our locations, including our stores and our warehouses, and get it shipped to our Members as quickly as possible. We have the assets to establish a market leading two-day, next-day and same-day capability, by leveraging select current store locations and our warehouses to serve as Market Delivery Centers. The same breadth of assortment will also be available for purchase online and can be picked up in store same day.

While we invest in these key strategic areas, we will also look at other areas to become more efficient and repurpose resources consistent with the mission we have outlined. We will invest our resources where we can create competitive advantage and look at areas much more openly where we have not been able to compete effectively. We will also continue to work on LEAN initiatives to streamline the operational processes and systems, and at the same time continue to test and learn with technologies such as Digital Signs and RFID, so our associates can spend less time in the backroom and more time on the floor serving Members.

As we look ahead, we know we still have a lot of work to do. It will not be easy at times, but we will take bold actions to get through it. We have knowledgeable and experienced associates who have been with the company for many years. And we also have new associates who bring fresh and innovative ideas on how to transform the business to cater to our Members. With this right mix of engaged associates, who are all aligned to our mission, committed to winning, and excited about the possibilities, we will all work together to position the company to compete effectively in the 21st Century. I want to thank our associates for their passion, our customers and Members for their business and feedback, and our shareholders for their support, all of which is crucial to our transformation.

Respectfully,

Edward S. Lampert

Cautionary Statement Regarding Forward-Looking Statements: Certain statements contained in this letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that use words and phrases such as the company “believes,” “continue,” “expects,” “intends,” “plans,” “transform,” “going to be” and similar expressions or future or conditional verbs such as “will,” “may,” and “could” are generally forward-looking in nature and not historical facts and are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to complete liquidity generating initiatives on terms that are acceptable to us and to successfully implement initiatives to otherwise improve our liquidity through inventory management and other actions; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships, including the impact of increases in the cost of raw materials experienced by certain of our vendors; vendors' lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; potential limitations on our access to credit markets due to changes in our credit ratings and other factors; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; possible conflicts of interest involving affiliates or our Chairman and CEO; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

Domestic Operations

Operating income per statement of income	$2,271
Plus depreciation and amortization	1,004
Less gain on sale of assets/businesses	(82)
Before excluded items	3,193

Vice Chairman separation expense	8
Visa/MasterCard settlement	(36)
Merger transaction costs	—
Legal reserve - AIG Annuity Insurance Co., et al. v. Sears Roebuck	74
Restructuring charges	9
Adjusted EBITDA as defined	$3,248